                                                                  EXHIBIT 24.2.b

                              AMENDED AND RESTATED

                                     BY-LAWS

                                       OF

                        SEI OPPORTUNITY MASTER FUND, L.P.

        Section 1. Agreement of Limited Partnership and Principal Office

         1.1. Agreement of Limited Partnership. These By-Laws shall be subject to the Agreement of Limited Partnership, as from time to time in effect (the "Partnership Agreement"), of SEI Opportunity Master Fund, L.P., a Delaware limited partnership (the "Fund"). Capitalized terms not otherwise defined herein will have the meanings set forth in the Partnership Agreement.

         1.2. Principal Office of the Fund. The principal office of the Fund shall be One Freedom Valley Drive, Oaks, PA 19456 or such other place as the Board of Directors of the Fund (the "Board") may designate from time to time.

                              Section 2. Investors

         2.1. Investor Meetings. A meeting of the Investors of the Fund may be called by the Board at the times and in the manner prescribed by the Partnership Agreement.

         2.2. Place of Meetings. All meetings of the Investors shall be held at the principal office of the Fund or at such other place within the United States as shall be designated by the Board or the president of the Fund.

         2.3. Notice of Meetings. A written notice of each meeting of Investors shall be given in accordance with the terms of the Partnership Agreement. Such notice may be given by the Board of Directors or by the secretary or an assistant secretary or by an officer designated by the Board. As provided in the Partnership Agreement, no notice of any meeting of Investors need be given to a Investor if a written waiver of notice, executed before or after the meeting by such Investor or his or her attorney thereunto duly authorized, is filed with the records of the meeting.

         2.4. Ballots. No ballot shall be required for any election unless requested by an Investor present or represented at the meeting and entitled to vote in the election.

         2.5. Proxies. Investors entitled to vote may vote either in person or by proxy in writing dated not more than six months before the meeting named therein, which proxies shall be filed with the secretary, the transfer agent to the Fund (or similar service provider) or other person responsible to record the proceedings of the meeting before being voted. Unless otherwise specifically limited by their terms, such proxies shall entitle the holders thereof to vote at any adjournment of such meeting but shall not be valid after the final adjournment of such meeting. The placing of an Investor's name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such Investor shall constitute execution of such proxy by or on behalf of such Investor. A proxy may be suspended or revoked, as the case may be, by the Investor executing the proxy by a later specific written notice delivered to the secretary, the transfer agent to the Fund (or similar service provider) or other person responsible to record the proceedings of the meeting at which the proxy is to be exercised at any time prior to exercise of the proxy or if the Investor executing the proxy shall be present at the meeting and decide to vote in person. A proxy with respect to an Interest held in the name of two or more persons shall be valid if executed by any one of them unless at or prior to exercise of the proxy the secretary, the transfer agent to the Fund (or similar service provider) or other person responsible to record the proceedings of the meeting at which the proxy is to be exercised receives a specific written notice to the contrary from any one of them or if either Investor shall be present at the meeting and decide to vote in person. A proxy purporting to be executed by or on behalf of an Investor shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger.

                          Section 3. Board of Directors

         3.1. Committees. The Board may from time to time appoint from their number one or more committees consisting of two or more Directors which may exercise the powers and authority of the Board to the extent that the Directors determine. A meeting of a Committee may be held at any time or place, and may be conducted in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting, or by written consents of a majority of the then-members of the Committee. Unless otherwise specified by the board, at any meeting of a Committee one-third of the then-members of such Committee shall constitute a quorum; provided, however, a quorum shall not be less than two.

         3.2. Regular Meetings. Regular meetings of the Board may be held without call or notice at such places and at such times as the Board may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Directors.

         3.3. Special Meetings. Special meetings of the Board may be held at any time and at any place designated in the call of the meeting, when called by the president or the treasurer or by two or more Directors, sufficient notice thereof being given to each Director by the secretary or an assistant secretary or by the officer or one of the Directors calling the meeting.

         3.4. Notice. It shall be sufficient notice to a Director to send notice by mail at least forty-eight hours before the meeting addressed to the Director at his or her usual or last known business or residence address or to give notice to him or her in person or by telephone, facsimile or other electronic means at least twenty-four hours before the meeting. Except as otherwise required by the 1940 Act, notice of a meeting need not be given to any Director if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any Director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

         3.5. Quorum. At any meeting of the Board one-third of the Directors then in office shall constitute a quorum; provided, however, a quorum shall not be less than two. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

                         Section 4. Officers and Agents

         4.1. Enumeration; Qualification. The officers of the Fund shall be a president, a treasurer, a secretary and such other officers, if any, as the Board from time to time may in their discretion elect or appoint. The Fund may also have such agents, if any, as the Board from time to time may in their discretion appoint. In addition, the Board, in its discretion, may elect a Chairman of the Board, who shall be considered an officer of the Board and not of the Fund. The Chairman of the Board shall be a Director and may be but need not be an Investor. Any officer of the Fund may be but none need be a Director or Investor. Any two or more offices may be held by the same person.

         4.2. Powers. Subject to the other provisions of these By-Laws, each officer shall have, in addition to the duties and powers herein and in the Partnership Agreement set forth, such duties and powers as are commonly incident to his or her office as if the Fund were organized as a Delaware business corporation and such other duties and powers as the Board may from time to time designate, including without limitation the power to make purchases and sales of portfolio securities of the Fund or otherwise to invest assets of the Fund pursuant to recommendations of the Fund's investment adviser or subadviser in accordance with the policies and objectives of the Fund established by the Board from time to time and with such general or specific instructions as the Board may from time to time have issued.

         4.3. Election. The president, the treasurer and the secretary shall be elected annually by the Board. Other elected officers of the Fund and the Chairman of the Board are elected by the Board.

         4.4. Tenure. The Chairman of the Board, the president, the treasurer and the secretary shall hold office until their respective successors are chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Each other officer shall hold office at the pleasure of the Board. Each agent shall retain his or her authority at the pleasure of the Board.

         4.5. President and Vice Presidents. The president shall be the chief executive officer of the Fund. The president shall preside at all meetings of the Investors and of the Board at which he or she is present, except as otherwise voted by the Board. Any vice president shall have such duties and powers as shall be designated from time to time by the Board or by the president.

         4.6. Treasurer, Controller and Chief Accounting Officer. The treasurer shall be the chief financial officer of the Fund and subject to any arrangement made by the Board with a bank or trust company or other organization as custodian or transfer or Investor services agent, shall be in charge of its valuable papers and shall have such other duties and powers as may be designated from time to time by the Board or by the president. Any assistant treasurer shall have such duties and powers as shall be designated from time to time by the Board or by the president.

         The controller shall be the officer of the Fund primarily responsible for ensuring all expenditures of the Fund are reasonable and appropriate. The controller shall be responsible for oversight and maintenance of liquidity and leverage facilities available to the Fund and shall have such other duties and powers as may be designated from time to time by the Board or the president.

         The chief accounting officer of the Fund shall be in charge of its books and accounting records. The chief accounting officer shall be responsible for preparation of financial statements of the Fund and shall have such other duties and powers as may be designated from time to time by the Board or the president.

         4.7. Secretary and Assistant Secretaries. The secretary shall record all proceedings of the Investors and the Board in books to be kept therefor, which books shall be kept at the principal office of the Fund. In the absence of the secretary from any meeting of Investors or the Board, an assistant secretary, or if there be none or he or she is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof in the aforesaid books.

         4.8. Chairman. Unless the Board otherwise provides, the Chairman of the Board or, if there is none or in the absence of the Chairman of the Board, the president shall preside at all meetings of Investors and of the Board. The Chairman of the Board shall have such other duties and powers relating to the operations of the Board as the Board may from time to time designate, but shall have no individual authority to act for the Fund as an officer of the Fund.

                      Section 5. Resignations and Removals

         Any Director may resign from the Board and the Board may remove any Director in accordance with the procedures set forth in the Partnership Agreement. Any officer may resign at any time by delivering his or her resignation in writing to the president, the treasurer or the secretary or to a meeting of the Board. The Board may remove any officer elected by them with or without cause by the vote of a majority of the Board then in office. Except to the extent expressly provided in a written agreement with the Fund, no Director or officer resigning, and no Director or officer removed, shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

                              Section 6. Vacancies

         A vacancy in any office may be filled at any time. Each successor shall hold office for the unexpired term, and in the case of the president, the treasurer and the secretary, until his or her successor is chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified.

                 Section 7. Certificates Representing Interests

         7.1. Certificates. No certificates certifying the ownership of Interests shall be issued except as the Board may otherwise authorize. In the event the Board authorizes the issuance of certificates representing Interests, the Board shall prescribe the form and manner of issuance of such certificates.

         In lieu of issuing certificates representing Interests, the Board or its agent may either issue receipts therefor or keep accounts upon the books of the Fund for the record holders of such Interests.

         7.2. Loss of Certificates. In the case of the alleged loss or destruction or the mutilation of a certificate representing Interests, a duplicate certificate may be issued in place thereof, upon such terms as the Board may prescribe.

         7.3. Discontinuance of Issuance of Certificates. The Board may at any time discontinue the issuance of certificates representing Interests and may, by written notice to each Investor, require the surrender of Interest certificates to the Fund for cancellation. Such surrender and cancellation shall not affect the ownership of Interests in the Fund.

  Section 8. Record Date and Restriction on Transfer or Repurchase of Interests

         The Board may fix in advance a time, which shall not be less than 10 or more than 90 days before the date of any meeting of Investors or the date for the payment of any dividend or making of any other distribution to Investors, as the record date for determining the Investors having the right to notice and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only Investors of record on such record date shall have such right, notwithstanding any transfer of Interests on the books of the Fund after the record date; or without fixing such record date the Board may for any of such purposes restrict the transfer or repurchase of Interests for all or any part of such period between a record date and a meeting of Investors or the payment of a dividend or distribution.

                                 Section 9. Seal

         The Board may authorize the creation of a seal of the Fund. Unless otherwise required by the Board, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Fund.

                         Section 10. Execution of Papers

         Except as the Board may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts and other obligations made, accepted or endorsed by the Fund shall be signed, and all transfers of securities standing in the name of the Fund shall be executed, by the president or by one of the vice presidents or by the treasurer or by whomsoever else shall be designated for that purpose by the vote of the Board and need not bear the seal of the Fund.

                             Section 11. Amendments

         These By-Laws may be amended or repealed, in whole or in part, by a majority of the Directors then in office at any meeting of the Board, or by one or more writings signed by such a majority.